Exhibit (h)(11)

FORM OF

AMENDMENT NO. 1

TO TRANSFER AGENCY AND SERVICE AGREEMENT

This Amendment to the Transfer Agency and Service Agreement (the “Amendment”) by and between THE COMMERCE FUNDS, having its principal office and place of business at 1000 Walnut Street, Kansas City, Missouri 64106 (the “Trust”) and SS&C GLOBAL INVESTOR & DISTRIBUTION SOLUTIONS, INC. (formerly, DST ASSET MANAGER SOLUTIONS, INC.), a Massachusetts corporation having its principal office and place of business at 2000 Crown Colony Drive, Quincy, Massachusetts 02169 (the “Transfer Agent”) is dated and effective as of August 15, 2023.

WHEREAS, the Trust and the Transfer Agent entered into a Transfer Agency and Service Agreement dated as of June 10, 2019 (the “Agreement”), pursuant to which the Trust has employed and appointed the Transfer Agent, and the Transfer Agent has agreed to act as, its transfer agent for the Trust’s authorized and issued shares of beneficial interest, dividend disbursing agent and agent in connection with any accumulation, open-account or similar plan provided to the shareholders of the Trust, including without limitation any periodic investment plan or periodic withdrawal program, and to perform other such services as described in the Agreement (collectively, the “Transfer Agent Services”), for the Trust’s series listed on Schedule A to the Agreement (the “Funds”).

WHEREAS, the Trust has notified the Transfer Agent that it has established the MidCap Value Fund, and that it desires to retain the Transfer Agent to provide the Transfer Agent Services therefor, and the Transfer Agent has notified the Trust that it is willing to provide such services for the MidCap Value Fund;

NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Appointment. The Trust hereby appoints the Transfer Agent to provide the Transfer Agent Services to the Trust for the MidCap Value Fund, for the period and on the terms set forth in the Agreement. The Transfer Agent hereby accepts such appointment and agrees to render the services set forth in the Agreement for the MidCap Value Fund. The MidCap Value Fund shall be subject to the provisions of the Agreement to the same extent as the Funds (including those relating to the fees and expenses payable by the Funds).

2. Capitalized Terms. From and after the date hereof, the term “Fund” as used in the Agreement shall be deemed to include the MidCap Value Fund. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

3. Amendment. Schedule A of the Agreement is hereby deleted in its entirety and replaced with the following:

SCHEDULE A

Dated: August 15, 2023

Portfolios

Growth Fund

Value Fund

MidCap Growth Fund

MidCap Value Fund

Bond Fund

Short-Term Government Fund

National Tax-Free Intermediate Bond Fund

Missouri Tax-Free Intermediate Bond Fund

Kansas Tax-Free Intermediate Bond Fund

3.  Miscellaneous. Except to the extent supplemented hereby, the Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as supplemented hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the date first written above.

THE COMMERCE FUNDS

By:	/s/
Name:
Title:

SS&C GLOBAL INVESTOR & DISTRIBUTION SOLUTIONS, INC.

By:	/s/
Name:
Title: